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                                                                  EXHIBIT 11.01

                                HNC SOFTWARE INC.

                               STATEMENT REGARDING
                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED SEPTEMBER 30,        NINE MONTHS ENDED SEPTEMBER 30,
                                                              1996                 1995            1996                    1995
                                                      ------------------------   --------    ------------------------     -------
                                                      PRIMARY    FULLY DILUTED               PRIMARY    FULLY DILUTED
                                                      --------   -------------               --------   -------------
NET INCOME (LOSS)                                      $ 1,379         $ 1,379    $ 2,537    $    975        $    975     $ 2,751
                                                       =======         =======    =======    ========        ========     =======
SHARES (1)
      Weighted average common shares outstanding        17,478          17,478     15,269      17,184          17,184       4,681

      Weighted average common stock options and
      warrants as determined by application of the
      treasury stock method (2)                          1,454           1,593      1,970       1,720           1,797       1,952

      Weighted average preferred shares outstanding
      assuming conversion to common stock                    -               -          -           -               -       8,957
                                                       -------         -------    -------    --------        --------     -------
      Weighted average common and common
      equivalent shares outstanding                     18,932          19,071     17,239      18,904          18,981
                                                       =======          ======    =======    ========        ========
      Pro forma weighted average common and common
      equivalent shares outstanding                                                                                        15,590
                                                                                                                          =======
NET INCOME PER SHARE OF COMMON STOCK                   $  0.07         $  0.07    $  0.15    $   0.05        $   0.05
                                                       =======         =======    =======    ========        ========
PRO FORMA NET INCOME PER SHARE OF COMMON STOCK                                                                            $  0.18
                                                                                                                          =======

(1) All share and per share amounts have been adjusted to give retroactive effect to the stock split, which occurred on April 3, 1996.

(2) Includes an adjustment for options pursuant to SAB No. 83 using the treasury stock method at the initial public offering price of $7.00 per share for all periods presented prior to or including the Company's public offering date of June 26, 1995.


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